PROMISSORY NOTE

ERA HELICOPTERS, LLC PO BOX 13038
FORT LAUDERDALE, FL 33316

$5,933,188.04 Effective Date __________________ Schedule Number 1107339-AFS

1.This Promissory Note (“Note,” also known as “Schedule”) is made between ERA HELICOPTERS LLC (“Debtor”), and U.S. Bank National Association acting through its division U.S. Bank Equipment Finance (which, together with its successors and assigns, shall be called the “Secured Party”). This Note is secured by an assignment of and security interest in certain Collateral, as defined in an Aircraft Security Agreement (“Security Agreement”) executed contemporaneously herewith between Debtor and Secured Party, which Security Agreement is incorporated by reference herein. Capitalized terms used in this Note which are not otherwise defined herein shall have the meanings given in the Security Agreement.

2.For value received, Debtor hereby promises to pay to the order of Secured Party the principal amount of Five Million Nine Hundred Thirty-Three Thousand One Hundred Eighty-Eight and 04/100 Dollars ($5,933,188.04) with interest on any outstanding principal balance at the rate(s) specified herein from the Effective Date hereof until this Schedule shall have been paid in full in accordance with the following payment schedule: sixty (60) installments in the amount of $32,931.18, followed by one (1) installment in the amount of $3,957,317.24 each plus the entire amount of interest accrued on this Schedule at the time of payment of each installment. The first payment shall be due January 01, 2016 and a like payment shall be due on the same day of each succeeding Monthly thereafter until the entire principal and interest have been paid. At the time of the final installment hereon, all unpaid principal and interest shall be due and owing. Each payment shall be applied first to accrued and unpaid interest, and the balance to the outstanding principal hereof. As a result, such final installment may be substantially more or substantially less than the installments specified herein.

3.Debtor shall pay interest on the outstanding principal balance at the following per annum rate, fixed until the Re-Fix Date: the one-month LIBOR rate quoted by Secured Party from Reuters Screen LIBOR01 Page or any successor thereto (which shall be the LIBOR rate in effect two New York banking days prior to the Re-Fix Date, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation) (the “LIBOR Rate”) plus 125 basis points (the “Spread”). LIBOR currently is 0.17 percent. The term “Re-fix Date” means the first day of each month. On the date of funding, the installments due hereunder may, in Secured Party’s sole discretion, be recalculated based upon the then-current LIBOR Rate, plus the Spread, plus Secured Party's liquidity issuance cost (currently 56 basis points; which will be adjusted to a fixed amount at the time of funding). If the initial advance under this Schedule occurs other than on the Re-Fix Date, the initial one-month LIBOR rate shall be that one-month LIBOR rate in effect two New York banking days prior to the date of the initial advance, which rate plus the interest described above shall be in effect until the next Re-Fix Date. Secured Party’s internal records of applicable interest rates shall be determinative in the absence of manifest error. Commencing on each Re-Fix Date, Debtor shall pay interest on the outstanding principal balance at the then current LIBOR Rate, with the same maturity (a “Re-Fix Period”), plus the same Spread and liquidity issuance cost. For determining payment dates, the New York banking day shall be the standard convention.

4.Secured Party may, from time to time, in its sole discretion, increase or decrease the amount of unpaid installments to an amount Secured Party deems necessary to amortize the outstanding principal balance of this Schedule by the due date of the final installment. Secured Party shall notify Debtor of each such change in writing. Whether or not the installment amount is increased or decreased, Debtor understands that, as a result of increases or decreases in the rate of interest in accordance herewith, the final installment may be substantially more or substantially less than the installments specified herein, but in no event shall the rate of interest be higher than that allowed by law.

5.Debtor may prepay this Schedule, in whole or in part, by paying simultaneously with and in addition to the prepayment of all or part of the principal amount before final maturity, a prepayment indemnity (''Prepayment Fee'') equal to the specified percent of the amount prepaid in accordance with the following schedule: one (1) to twelve (12) months: 3%; thirteen (13) to sixty (60) months: 0%.

If Debtor fails to pay any Prepayment Fee when due, the amount of such Prepayment Fee shall thereafter bear interest until paid at the Default Rate (computed on the basis of a 360-day year, actual days elapsed). Any prepayment of principal shall be accompanied by a payment of interest accrued to date thereon; and the prepayment shall be applied to the principal installments in the inverse order of their maturities. All prepayments shall be in an amount of at least $100,000 or, if less, the remaining entire principal balance of this Schedule. Secured Party’s internal records of applicable interest rates shall be determinative in the absence of manifest error.
Debtor hereby acknowledges that Debtor shall be required to pay the Prepayment Fee with respect to any portion of the principal balance paid before its scheduled due date, whether voluntarily, involuntarily, or otherwise, including without limitation any principal payment made following default, demand for payment, acceleration, collection proceedings, foreclosure, sale or other disposition of collateral, bankruptcy or other insolvency proceedings, eminent domain, condemnation or otherwise. Such Prepayment Fee shall at all times be an obligation as well as an undertaking by Debtor to Secured Party whether arising out of a voluntary or mandated prepayment.

6.Interest shall be calculated on the basis of a 360-day year. In no event shall this Note be enforced in any way which permits Secured Party to collect interest in excess of the maximum lawful rate. Should interest collected exceed such rate, Secured Party shall refund such excess interest to the Debtor. In such event, the Debtor agrees that Secured Party shall not be subject to any penalties provided by law for contracting for or collecting interest in excess of the maximum lawful rate.

7.All payments on this Note shall be made in lawful money of the United States at such address as Secured Party may designate to Debtor in writing from time to time. If any such payment is made by check and such check is returned to Secured Party for any reason, including without limitation, insufficient funds in Debtor's account, then Debtor shall be assessed a fee equal to the lesser of $30.00 or the maximum permitted by applicable law, in addition to any other late charge or any other fee which may be applicable.

8.Any notices or demands required to be given herein shall be given to the parties in writing by facsimile transmission, or by overnight courier or United States mail (first class, express, certified or otherwise) at the addresses set forth in the Security Agreement or to such other addresses as the parties may hereafter substitute by written notice given in the manner prescribed in this paragraph. If Debtor consists of more than one person, notification of any of said persons shall be complete notification of all. Notice may be given either before or reasonably soon after the effective date of each change.

9.Upon the happening of any Event of Default which is not cured within ten (10) days or at any time thereafter, all liabilities of Debtor shall, at the option of Secured Party, become immediately due and payable and Secured Party shall have and may exercise any and all of the rights and remedies granted in the Security Agreement.

10.As long as this Note is not in default, Debtor will have the option to substitute a replacement aircraft for the Aircraft securing this Note, provided that the replacement aircraft is of the same or better value, quality, useful life and utility as the Aircraft and is acceptable to Secured Party, and Debtor takes all actions and executes all documents requested by Secured Party, at Debtor’s expense, necessary to grant Secured Party a first priority perfected security interest in the replacement aircraft and all engines, avionics, and related collateral, free and clear of all other liens.

11.The waiver by Secured Party of any default hereunder or of any provisions hereof shall not discharge any party hereto from liability hereunder and such waiver shall be limited to the particular Event of Default and shall not operate as a waiver of any other or subsequent default. No modification of this Note or waiver of any right of Secured Party hereunder shall be valid unless in writing and signed by an authorized signatory of Secured Party. No failure on the part of Secured Party to exercise, or delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy. The provisions of this Note and the rights and remedies granted to Secured Party herein shall be in addition to, and not in limitation of those of any other agreement with Secured Party or any other evidence of any liability held by Secured Party or under any applicable law or in equity. The Security Agreement and Note embody the entire agreement between the parties and supersede all prior agreements and understandings relating to the same subject matter. The rights and liabilities of the parties under this Note shall be governed by and construed in accordance with the internal laws (without regard to the conflict of laws provisions) of the State of New York, but giving effect to federal laws applicable to national banks. The Debtor, if more than one, agree to be jointly and severally liable on this Note, and that the term "Debtor," as used herein, means any one or more of them. References herein to the “Security Agreement” and the “Note” shall mean the Security Agreement and Note as each may respectively be amended from time to time.

12.SECURED PARTY AND DEBTOR EACH IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY LITIGATION ARISING FROM OR RELATED TO ANY OF THE FINANCING DOCUMENTS.

13.Each of the Debtors, if more than one, and all other parties who at any time may be liable hereon in any capacity, hereby jointly and severally waive diligence, demand, presentment, presentment for payment, protest, notice of protest and notice of dishonor of this Note, and authorize Secured Party, without notice, to grant extensions in the time of payment of and reductions in the rate of interest on any monies owing on this Note. It is hereby certified and recited that all acts, conditions and things necessary to be done precedent to and in the issuance of this Note, in order to make it a legal, valid and binding obligation of Debtor, have happened and have been done and performed in regular and due form as required by law.

14.Louisiana Foreclosure Proceedings. In the event that Secured Party elects to commence appropriate Louisiana foreclosure proceedings under this Agreement, Secured Party may cause the Collateral, or any part or parts thereof, to be immediately seized wherever found, and sold, whether in term of court or in vacation, or under ordinary or executory process, in accordance with applicable

Louisiana law, to the highest bidder for cash, with or without appraisement, and without the necessity of making additional demand or notifying Debtor or placing Debtor in default, all of which are expressly waived.

For purposes of foreclosure under Louisiana executory process procedures, Debtor does hereby confess judgment and acknowledge an indebtedness unto and in favor of Secured Party up to the full amount of the obligations and the liabilities in principal, with interest, costs, expenses, and other fees and charges, including reasonable attorneys fees, and any and all sums that Secured Party may advance during the life of this Agreement for the payment of insurance premiums or taxes or for the protection and preservation of the Collateral encumbered hereby.

To the extent permissible, Debtor hereby waives all rights of demand, delay, redemption, stay, notice and appraisal which it now has, or which it may have in the future under any applicable law.

To the extent any terms hereof are inconsistent with the terms of the Aircraft Security Agreement, the terms hereof shall prevail. Except as amended hereby, all other terms and conditions of the Aircraft Security Agreement are unchanged and remain in full force and effect.

15.Debtor hereby appoints Secured Party as its Attorney-in-Fact to insert in this Note the Effective Date in accordance with the Equipment Acceptance and Authorization to Pay Proceeds form executed by Debtor in connection herewith.

16.Secured Party acknowledges that Debtor intends to (or has) entered into an ISDA Master Agreement, together with the related schedule and confirmations, with U.S. Bank National Association.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Debtor has executed this Note as of this    day of    , 2015.

ERA HELICOPTERS LLC

By: Era Group, Inc., Member

By:
Christopher Bradshaw
President & CEO

09/15

ADDRESS FOR ALL NOTICES: PO Box 230789
Portland, OR 97281-0789